Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 12, 2007

by and among

Commerce Planet, Inc.,

I-Corp. Merger Sub, LLC,

I-Corp. Acquisition Sub, Inc.,

Iventa Corporation,

the Designated Stockholders identified herein,

Jamison Stafford, and

Jamison Stafford, as Stockholder Representative.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of October 12, 2007 (this "Agreement"), is made and entered into by and among Commerce Planet, Inc., a Utah corporation ("Buyer"), I-Corp. Merger Sub, LLC, a California limited liability company and wholly-owned subsidiary of Commerce Planet, Inc. ("Merger Sub"), I-Corp. Acquisition Sub, Inc., California corporation ("Acquisition Sub"), Iventa Corporation, a California (the "Company"), each of the Company's stockholders identified on Exhibit A hereto (each a "Designated Stockholder" and collectively the "Designated Stockholders"), and Jamison Stafford, individually, and in his capacity as Stockholder Representative.

RECITALS

WHEREAS, Buyer owns all of the issued and outstanding membership interests in Merger Sub;

WHEREAS, Buyer owns all of the issued and outstanding shares of capital stock of Acquisition Sub;

WHEREAS, the Designated Stockholders wish to cause the Company to be merged with Acquisition Sub and Buyer wishes to cause Acquisition Sub to be merged with and into the Company (the "Reverse Merger"), with the Company surviving the Reverse Merger (the "Reverse Merger Surviving Corporation");

WHEREAS, immediately following the Reverse Merger, Buyer will cause the Reverse Merger Surviving Corporation to merge with and into I-Corp. Merger Sub, LLC (the "Subsequent Merger"), with I-Corp. Merger Sub, LLC surviving the Subsequent Merger (the "Subsequent Merger Surviving Entity");

WHEREAS, the Reverse Merger, the Subsequent Merger and the other transactions contemplated hereby or by the other Transaction Documents are sometimes collectively referred to herein as the "Transactions;"

WHEREAS, the parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Reverse Merger and the Subsequent Merger pursuant to which the Reverse Merger and the Subsequent Merger, taken together, will be treated as a reorganization under IRC Section 368(a)(2)(D);

WHEREAS, the Board of Directors of the Company and each of the Designated Stockholders have approved the Reverse Merger pursuant to the terms of this Agreement and in accordance with the applicable provisions of the CCC and all other applicable laws;

WHEREAS, in connection with the Reverse Merger and the other Transactions, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Reverse Merger, upon the terms and subject to the conditions contained herein; and

WHEREAS, in connection with the Transactions, the Designated Stockholders are willing to indemnify Buyer, Acquisition Sub and I-Corp. Merger Sub, LLC against certain losses and Liabilities (as hereinafter defined) that may occur as a result of the Transactions, in each case, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

"Accounts Receivable" shall have the meaning set forth in Section 5.8.

"Affiliate" shall have the meaning set forth in the Exchange Act.  Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

"Agreement" shall have the meaning set forth in the preamble.

"Alternative Acquisition Proposal" shall have the meaning set forth in Section 7.6.

"Applicable Contract" shall mean any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet" shall have the meaning set forth in Section 5.4.

"Benefit Plan" shall mean all retirement, pension, supplemental pension, savings, retirement savings, retirement allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, illness, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Company for the benefit of current or former employees, managers, members, independent contractors or agents of the Company.

"Breach" shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

"Business" shall mean all lines of business and all business activities of any kind historically or presently conducted by the Company.

"Buyer" shall have the meaning set forth in the preamble.

"Buyer Common Stock" shall have the meaning set forth in Section 2.4(a)(i).

"Buyer Indemnified Parties" shall have the meaning set forth in Section 10.2(a).

"Cap" shall have the meaning set forth in Section 10.2(e)(iii).

"CCC" shall mean the California Corporations Code, as amended from time to time.

"Claim" shall have the meaning set forth in Section 10.2(d).

"Claim Notice" shall have the meaning set forth in Section 10.2(d).

"Closing" shall have the meaning set forth in Section 4.1.

"Closing Consideration" shall have the meaning set forth in Section 2.4(a).

"Closing Date" shall have the meaning set forth in Section 4.1.

"Closing Working Capital" shall have the meaning set forth in Section 3.1(a).

"Company Certificates" shall have the meaning set forth in Section 2.6.

"Company Common Stock" shall mean the common stock of the Company.

"Company Options" shall have the meaning set forth in Section 2.6(i).

"Company Stockholders" shall have the meaning set forth in Section 2.4(c).

"Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization).

"Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral (if oral, to the extent legally binding) and whether express or implied).

"Current Assets" shall have the meaning set forth in Section 3.1(a).

"Current Liabilities" shall have the meaning set forth in Section 3.1(a).

"Damages" shall have the meaning set forth in Section 10.2(a).

"Deductible" shall have the meaning set forth in Section 10.2(e)(iii).

"Designated Stockholders' Closing Documents" shall have the meaning set forth in Section 5.2(a).

"Designated Stockholder Indemnified Parties" shall have the meaning set forth in Section 10.2(a).

"Disclosure Schedules" shall mean the schedules prepared and delivered by the Company and the Designated Stockholders for and to Buyer and dated as of the date hereof which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

"Dispute Notice" shall have the meaning set forth in Section 2.4(c)(ii).

"Dissenting Shares" shall mean the shares of Company Common Stock held by Company Stockholders who become entitled to payment for the fair value of their shares under the CCC and other applicable law that provides for such payment in connection with the Reverse Merger, and who have not effectively withdrawn or lost such right to payment.

"Drop Dead Date" shall have the meaning set forth in Section 11.1(d).

"Earnout Consideration" shall have the meaning set forth in Section 2.4(c).

"Earnout Milestone" shall have the meaning set forth in Section 2.4(c).

"Effective Time" shall have the meaning set forth in Section 2.2.

"Employees" shall mean all employees who are immediately prior to the Closing (i) in the active employment of the Company and are presently on the employee payroll or (ii) on sick leave, short-term disability or other leave of absence approved by the Company.

"Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title encumbrance or title exception affecting any property or asset.

"Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental Law" shall mean all federal, state, district, local and foreign laws and Legal Requirements, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines, policies or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment.

"Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether federal, state, local or foreign, required for the operation of the facilities under Environmental Laws.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Final Working Capital" shall have the meaning set forth in Section 3.1(d).

"Financial Statements" shall have the meaning set forth in Section 5.4.

"GAAP" shall mean United States generally accepted accounting principles and practices.

"Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" shall mean any:

(a)  nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Materials" shall mean any waste, chemical, pollutant, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

"Independent Accountant" shall have the meaning set forth in Section 3.1(c).

"Intellectual Property" shall mean all foreign and domestic (a) patents, provisionals, divisions of patents, continuations of patents, continuations-in-part of patents, and reexamined patents, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, domain names, product names and slogans, including any common law rights, and 1-800, 1-888, 1-877 and other telephone numbers, whether or not registered, together with the goodwill of the business associated therewith, (c) copyrightable works, web site content, all rights in copyrights (including, without limitation, rights of authorship and moral rights), whether or not registered, (d) registrations of and applications for registration of any of the foregoing, and the right to sue for past, present and future infringements of any of the foregoing and rights of priority and protection of interests therein, (e) renewals, extensions, reissuances and revivals of the foregoing, (f) computer software (other than off-the-shelf computer software), including, without limitation, source code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, data and documentation, (g) trade secrets and confidential, technical and business information, (h) technology (including know-how and show-how), inventions, methods, processes, improvements thereto, and research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and materials, and distributor, policyholder, contractholder and supplier lists and information, and (i) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

"Intellectual Property Rights" means all the rights to Intellectual Property used or held by the Company whether or not protected, created or arising under the laws of the United States or any foreign state or other jurisdiction including, without restriction, the following: (i) business names, trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, "Marks"), (ii) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, "Patents"), (iii) topographies, codes, software, copyrightable works, including but not limited to all registrations and applications therefor (collectively, "Copyrights"), and (iv) know-how, inventions, discoveries, concepts, ideas, methods, processes, formulae, technical data, circuit board designs, schematics, bills of materials, confidential information and other proprietary information, including customer lists, excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets").

"IRC" shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

"IRS" shall mean the United States Internal Revenue Service or any successor agency.

"Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a)  such individual is actually aware of such fact or other matter; or

(b)  a similarly situated prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiry with persons likely to have relevant information concerning such fact or other matter and reasonable review of reasonably available files concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person has Knowledge of such fact or other matter.

"Knowledge of the Company" or other similar phrases shall mean and include, in addition to the Knowledge of the Company, the Knowledge of the Designated Stockholders.

"Leases" shall have the meaning set forth in Section 5.6.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, policy, principle of common law, regulation, statute or treaty.

"Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, or guaranty of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

"Licensed Intellectual Property" shall have the meaning set forth in Section 5.20(e).

"Licensed Technology Agreements" shall have the meaning set forth in Section 5.20(e).

"Licenses" shall have the meaning set forth in Section 5.13(b).

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, claim, lien or charge of any kind.

"Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, Liabilities or operations of any party, its business and/or assets or on the ability of such party or its stockholders, as the case may be, to consummate the Transactions, or any event or condition which could, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."  Notwithstanding the foregoing, none of the following shall constitute, and none of the following shall be considering in determining whether a Material Adverse Effect or a Material Adverse Change has occurred, is likely to occur, or could or would be expected to occur:  (1) changes and effects that are the result of economic factors affecting the national, regional or world economy (so long as the Company is not disproportionately affected thereby); (2) changes and effects that are the result of factors generally affecting the industries or markets in which the Company conducts business or competes (so long as the Company is not disproportionately affected thereby); (3) any adverse change, effect or circumstance primarily arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement (including loss or departure of employees, customers, or suppliers); (4) the incurrence of losses by the Company in the ordinary course of business up to a maximum of $10,000: (5) changes in law, rule or regulations or GAAP or the interpretation thereof (so long as the Company is not disproportionately affected thereby); and (6) expenses relating to the negotiation of the Transactions.

"Merger Consideration" shall have the meaning set forth in Section 2.4(a).

"Milestone Notice" shall have the meaning set forth in Section 2.4(c)(i).

"Milestone Notice Date" shall have the meaning set forth in Section 2.4(c)(i).

"Notice of Disagreement" shall have the meaning set forth in Section 3.1(b).

"Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" shall describe any action taken by a Person if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be specially authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any special authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

"OTCBB" shall mean the Over-the-Counter Bulletin Board.

"Owned Copyrights" shall have the meaning set forth in Section 5.20(c).

"Owned Marks" shall have the meaning set forth in Section 5.20(a).

"Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Pro Rata Share" shall mean each Company Stockholder's shares of Company Common Stock in relation to all issued and outstanding shares of Company Common Stock as set forth on Schedule 1.1.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Proposed Closing Working Capital Statement" shall have the meaning set forth in Section 3.1(a).

"Representative" shall mean any officer, director, principal, attorney, agent, Employee or other representative.

"Reverse Merger Constituent Corporations" shall have the meaning set forth in Section 2.2.

"Reverse Merger Surviving Corporation" shall have the meaning set forth in Section 2.2.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Software" shall have the meaning set forth in Section 5.20(e)(i).

"Stafford Employment Agreement" shall have the meaning set forth in Section 4.2(a)(iii).

"Stockholder Representative" shall have the meaning set forth in Section 10.4.

"Subsequent Agreement of Merger" shall have the meaning set forth in Section 2.7(a).

"Subsequent Merger" shall have the meaning set forth in the recitals.

"Subsequent Merger Surviving Entity" shall have the meaning set forth in the recitals.

"Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

"Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology Exploitation Agreements" shall have the meaning set forth in Section 5.20(f).

"Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, or (ii) any notice has been given (orally or in writing) with respect thereto.

"Transaction Documents" shall mean this Agreement, the Non-Competition Agreements, the Studio Bonus Agreement and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

"Transactions" shall mean the Merger and the other transactions contemplated hereby and in the Transaction Documents.

"Working Capital" shall have the meaning set forth in Section 3.1(a).

1.2.  Other Definitional and Interpretative Matters.

(a)  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Herein.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Including.  The word "including" (or any variation thereof) means "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

General.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

THE TRANSACTIONS

2.1.  Approval of the Reverse Merger.  The Reverse Merger and the Transaction Documents have been adopted and approved by the Company Stockholders and the Board of Directors of the Company in a manner allowed under the CCC.

2.2.  The Reverse Merger.  Subject to and promptly following the satisfaction or waiver of all the conditions precedent to the Reverse Merger set forth herein, the parties hereto shall cause the Reverse Merger to be consummated by filing with the California Secretary of State an Agreement of Merger (the "Agreement of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the time of such filing being the "Effective Time").  At the Effective Time, in accordance with this Agreement and the CCC, Acquisition Sub shall be merged with and into the Company, the separate existence of the Acquisition Sub shall cease and the Company shall continue as the surviving corporation.  The Company and Acquisition Sub are sometimes referred to herein as the "Reverse Merger Constituent Corporations" and the Company is sometimes referred to herein as the "Reverse Merger Surviving Corporation."  Provided that this Agreement has not been earlier terminated as provided herein, the parties hereto shall use commercially reasonable efforts to cause the Agreement of Merger to be filed with the California Secretary of State so that the Effective Time occurs on the Closing Date.

2.3.  Effects of the Reverse Merger.

(a)  At the Effective Time, the effect of the Reverse Merger shall be as provided in the applicable provisions of the CCC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and property of the Company and Acquisition Sub shall vest in the Reverse Merger Surviving Corporation, and all debts and liabilities of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Reverse Merger Surviving Corporation.  If, at any time after the Effective Time, the Reverse Merger Surviving Corporation considers or is advised by counsel that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Reverse Merger Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets the Company, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Reverse Merger Surviving Corporation will be authorized, to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as the board of directors of the Reverse Merger Surviving Corporation may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Reverse Merger Surviving Corporation or otherwise to carry out the intent and purposes of this Agreement.

(b)  Certificate of Incorporation of the Reverse Merger Surviving Corporation.  The Certificate of Incorporation of Acquisition Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Certificate of Incorporation of the Reverse Merger Surviving Corporation until thereafter further amended as provided by law.

(c)  Bylaws of the Reverse Merger Surviving Corporation.  The Bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of the Reverse Merger Surviving Corporation until thereafter further amended as provided by law.

(d)  Directors and Officers of the Reverse Merger Surviving Corporation.  The directors of Acquisition Sub and the officers of Acquisition Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Reverse Merger Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Reverse Merger Surviving Corporation's Certificate of Incorporation.

2.4.  Merger Consideration.

(a)  Consideration.  Subject to adjustment as set forth in Section 3.1 hereof, and except as provided in Section 2.5 hereof,

(i)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Buyer, Acquisition Sub, the Company or the Company Stockholders or the holders of any other securities in the Company, automatically be converted into the right to receive a number of shares (rounded down to the nearest whole share) of the common stock of Buyer ("Buyer Common Stock") equal to the quotient obtained from dividing (1) $1,245,609 by (2) $0.73 (the "Stock Price"), and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Closing Consideration," and together with the Earnout Consideration (if any), the "Merger Consideration"); and

(ii)  For the purposes of this Section 2.4, the issued and outstanding shares of Company Common Stock shall consist of shares of: all Company Common Stock issued and outstanding immediately prior to the Effective Time (regardless of whether such shares are unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Company at such time).

(b)  Cancellation of the Shares of Company Common Stock held by Buyer.  Each share of Company Common Stock, if any, owned by Buyer or any direct or indirect wholly-owned Subsidiary of Buyer immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)  Earnout Consideration.  If the earnout performance milestones (each an "Earnout Milestone" and collectively the "Earnout Milestones") set forth on Exhibit B are achieved, the holders of Company Common Stock immediately prior to the Effective Time ("Company Stockholders") will receive, subject to the terms of this Agreement, additional consideration (the "Earnout Consideration") as set forth on Exhibit B.

(i)  Milestone Notice.  In accordance with the terms of Exhibit B, Buyer shall give written notice (in each case, a "Milestone Notice") to the Stockholder Representative informing the Stockholder Representative as to: (i) whether the Earnout Milestone was achieved; and (ii) if the Earnout Milestone was achieved, the amount of the Earnout Consideration to be paid to the Company Stockholders.  The "Milestone Notice Date," in any case, will mean the date on which the Milestone Notice was communicated by Buyer to the Stockholder Representative.  The Milestone Notice shall specify in reasonable detail the basis for Buyer’s determination, and Buyer shall afford the Stockholder Representative full access to all books and records of Buyer and the Company relevant to the determination of whether the Earnout Milestone was achieved.  If a dispute arises between Buyer and the Stockholder Representative as to whether the Company has achieved an Earnout Milestone, such dispute will be resolved pursuant to Section 2.4(c)(ii), and notwithstanding anything herein to the contrary, the applicable Milestone Notice Date will be deemed to be the date of resolution of such dispute.

(ii)  Milestone Dispute Resolution.   If the Stockholder Representative disagrees as to whether or to what extent the Company has achieved the Earnout Milestones, the Stockholder Representative will give written notice (a "Dispute Notice") to Buyer with a reasonable description of the basis for such disagreement within fifteen (15) days of Stockholder Representative's receipt of the Milestone Notice regarding the Earnout Milestones.  To the extent any portion of the Earnout Consideration is not in dispute, such amount shall be paid forthwith.  All rights to Earnout Consideration under this Section 2.4(c) will be extended from the time of Buyer's receipt of the Dispute Notice until the resolution of the dispute in question.  For a period of fifteen (15) days following Buyer's receipt of the Dispute Notice, Buyer and the Stockholder Representative will negotiate in good faith to attempt to agree whether and to what extent the Milestones have been achieved.  If Buyer and the Stockholder Representative cannot resolve the dispute within that fifteen (15) day period, then the parties will resolve the dispute pursuant to the dispute resolution procedures for the Closing Working Capital set forth in Section 3.1.

(iii)  In addition to Buyer capital contribution commitment set forth in Exhibit B, Buyer shall provide commercially reasonable support for the Business with a view toward the attainment of Earnout Milestones and shall not take any action with the purpose of impairing the ability to attain any Earnout Milestone, subject to the terms set forth in Exhibit B. In the event of a "Change in Control", all Earnout Milestones shall be deemed to have been immediately attained and all Earnout Consideration shall be immediately due and payable in full. For purposes of this Section 2.4. "Change in Control" shall mean any transaction or series of related transactions in which a third party or "group" (as defined in SEC rules under Section 13(d) of the Exchange Act) acquires majority ownership or majority voting control of Buyer, the Subsequent Merger Surviving Entity or the Business, whether by merger, acquisition (by stock purchase, issuance of shares, or both) of shares constituting a majority of the outstanding shares or voting stock of Buyer or the Subsequent Merger Surviving Entity, acquisition of assets constituting a majority of the assets (determined either by book value or fair market value) of Buyer, the Subsequent Merger Surviving Entity or the Business, by election of directors constituting a majority of the board of directors of Buyer or the Subsequent Merger Surviving Entity, or otherwise.

(iv)  Following the final determination of any Earnout Consideration for any applicable period, Buyer shall pay any Earnout Consideration due and payable in accordance with the terms of this Agreement to each Company Stockholder in proportion to such Company Stockholder's Pro Rata Share, provided, however, that the Company Stockholders acknowledge that Buyer shall offset indemnifiable Damages in accordance with Article X, and any other amounts payable to Buyer pursuant to this Agreement, against the Earnout Consideration to the extent that any Earnout Consideration is due and payable at the time of final resolution of a Claim pursuant to Article X, provided, further, that to the extent Jamison Stafford has paid any amounts in excess of his several indemnity obligations under Section 10.2(a) to any Buyer Indemnified Party pursuant to Section 10.2(c) in respect of indemnifiable Damages (such amount, an "Excess Indemnity Payment"), 100% of any Earnout Consideration due and payable by Buyer shall first be paid to Jamison Stafford in an amount equal to the amount of such Excess Indemnity Payment and second any remaining Earnout Consideration shall be paid to each Company Stockholder (including Mr. Stafford) in proportion to each Company Stockholder's Pro Rata Share.

2.5.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares, if any, shall not be converted into the right to receive a pro rata portion of the applicable Merger Consideration, but holders of such Dissenting Shares shall, if they perfect and do not withdraw their rights with respect thereto, be entitled to receive payment of the appraised value of such shares subject to and in accordance with the relevant provisions of the CCC.  The Surviving Corporation shall control all negotiations and proceedings with respect to demands for appraisals under the CCC.

2.6.  Surrender and Payment.

(a)  At the Effective Time, each holder of shares of Company Common Stock that are not Dissenting Shares and that have been converted into the right to receive the Merger Consideration shall deliver to Buyer certificates which, prior to the Effective Time, represented such shares of Company Common Stock (the "Company Certificates").

(b)  At the Effective Time, Buyer shall, subject to Section 2.7 hereof, deliver to each holder of shares of Company Common Stock who has tendered Company Certificates by delivery of certificates representing the applicable number of shares of restricted Buyer Common Stock issued as Merger Consideration.  The Merger Consideration shall be subject to adjustment as set forth in Section 3.1 of this Agreement.  Until surrendered, each Company Certificate shall after the Effective Time represent only the right to receive the Merger Consideration (as so adjusted) from Buyer.

(c)  At and after the Effective Time, each holder of a Company Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company, except for the right to surrender his or her Company Certificate or Certificates in exchange for the Merger Consideration or to perfect his or her right to receive payment for Dissenting Shares pursuant to the CCC, if applicable.  If, after the Effective Time, Company Certificates are presented to the Reverse Merger Surviving Corporation they shall be canceled and exchanged for that amount of the Merger Consideration as may be required in accordance with the procedures set forth in this Article II.

(d)  Surrender of Company Certificates.

(i)  As soon as reasonably practicable after the Effective Time, (and in no event more than five (5) Business Days), the Reverse Merger Surviving Corporation shall send or cause to be sent a notice and letter of transmittal form (which shall specify that delivery shall be effective and risk of loss and title to the Company Certificates shall pass, only upon proper receipt of the Company Certificate or Certificates by the Company as described therein) to each holder of a Company Certificate (other than those representing shares held in the treasury of the Company and Dissenting Shares), advising such holder of the effectiveness of the Reverse Merger and the procedure for surrendering of such Company Certificate for exchange into the Merger Consideration payable in respect of the Company Common Stock represented thereby.  Each holder of Company Common Stock, upon surrender of each of his or her Company Certificates, together with a duly executed copy of a letter of transmittal, shall be entitled to receive the Merger Consideration (together with cash in lieu of fractional shares) with respect to the Company Common Stock represented by such Company Certificate or Certificates in accordance with the provisions of this Article II.

(ii)  If the Merger Consideration (or any portion thereof) is to be paid to a Person other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Company Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Reverse Merger Surviving Corporation, any transfer Taxes payable by reason of the foregoing or establish to the satisfaction of the Reverse Merger Surviving Corporation that such Taxes have been paid or are not required to be paid.

(iii)  No interest, dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock shall be paid or shall accrue to the holder of any unsurrendered Company Certificate with respect to the shares of Company Common Stock represented thereby, until the holder of such Company Certificate shall surrender such Company Certificate as provided herein.

(e)  Delivery of Merger Consideration.  At the Effective Time, Buyer shall make available, and each holder of Company Common Stock shall be entitled to receive upon surrender to Buyer or its representatives of any Company Certificate or Certificates for cancellation together with any reasonable supporting documentation requested by the Company, including a tax identification number and customary investment representation letter, shares of restricted Buyer Common Stock to be issued as Merger Consideration pursuant to Section 2.4(a) hereof.  Upon such surrender of each Company Certificate and delivery by Buyer of the shares of restricted Buyer Common Stock in exchange therefor, such Company Certificates shall forthwith be canceled.  Until so surrendered, each Company Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the Merger Consideration into which the Company Common Stock represented thereby shall have been entitled to receive.

(f)  No Further Ownership Rights in the Company Common Stock.  All shares of Company Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates, and there shall be no further registration of transfers on the stock transfer books of the Reverse Merger Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates are presented to the Reverse Merger Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(g)  Lost, Stolen or Destroyed Company Certificates.  In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and indemnifying Buyer against any claim that may be made against it with respect to such, Buyer will issue in exchange for such lost, stolen or destroyed Company Certificate the amount of Merger Consideration as provided in Section 2.6(a) hereof.

(h)  Withholding Taxes.  Each Designated Stockholder shall be responsible for, and shall pay when due, any stock transfer Taxes and any income, documentary, sales, use, stamp, registration or other Taxes and fees incurred in connection with the exchange by such holder of shares of Company Common Stock for the Merger Consideration as provided hereunder and any deficiency, interest or penalty asserted with respect thereto.  Such Designated Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, income, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its representatives to, join in the execution of any such Tax Returns and other documentation.  Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

(i)  The Company Options and Option Plan.  At the Effective Time, each then-outstanding option to purchase Company Common Stock ("Company Option") shall be (i) assumed by Buyer, subject to, and exercisable upon, the same terms and conditions as under the applicable Company Option and the applicable option, option plan, severance, and other related agreements entered into with the holder of each such Company Option provided that  (A) from and after the Effective Time, Buyer and its Board of Directors shall be substituted for the Company and its  Boards of Directors and committees thereof for the purpose of administering the plan, terms and conditions under which such Company Option was granted and (B) each Company Option shall be automatically converted into an option to purchase a number of shares of Buyer Common Stock, determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio (as defined below), at an exercise price per share of Buyer Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio.  In the case of a Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if the Company determines that such adjustment is necessary, to comply with Section 424(a) of the Code.  The “Exchange Ratio” shall be the quotient (to four decimal places) of (i) the Closing Consideration per share of the Company's Common Stock issued and outstanding on a fully diluted basis (assuming the exercise in full of all then-exercisable Company Options) divided by (ii) the Stock Price.  If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such option shall be rounded up to the nearest whole number.  Except as otherwise set forth in this Section 2.6(i), the term, status as an “incentive stock option” under Section 422 of the Code, if applicable, all applicable restrictions or limitations on transfer and vesting and all other terms and conditions of each assumed Company Option shall, to the extent permitted by applicable Legal Requirement and otherwise reasonably practicable, be unchanged.

2.7.  Subsequent Merger.

(a)  Immediately after the Effective Time, Buyer will cause the Reverse Merger Surviving Corporation to merge with and into the I-Corp. Merger Sub, LLC and the separate corporate existence of the Reverse Merger Surviving Corporation shall thereupon cease.  The Subsequent Merger shall become effective upon the filing of an Agreement of Merger (the "Subsequent Agreement of Merger"), executed in accordance with the relevant provisions of the CCC, with the Secretary of State of the State of California or such later time as may be specified in the Subsequent Agreement of Merger; provided, however, that, in any event, the Subsequent Merger shall be effective immediately after the Effective Time (it being understood that in all events the Subsequent Merger shall be effective not later than the end of the same day as the Reverse Merger).

(b)  At the effective time of the Subsequent Merger, each issued and outstanding share of capital stock of the Reverse Merger Surviving Corporation shall be canceled and no consideration shall be delivered in exchange therefor.

(c)  At the effective time of the Subsequent Merger, each membership interest in I-Corp. Merger Sub, LLC issued and outstanding immediately prior to such time shall remain issued and outstanding and unaffected by the Subsequent Merger.

ARTICLE III.

POST-CLOSING MATTERS

3.1.  Post-Closing Adjustment.

(a)  As soon as practicable but in no event no more than ninety (90) days after the Closing Date, Buyer shall deliver to the Stockholder Representative a statement (the "Proposed Closing Working Capital Statement") setting forth Buyer's computation of the Company's Working Capital as of the Closing Date (the "Closing Working Capital").  "Working Capital" means the Company's Current Assets minus its Current Liabilities.  For purposes hereof, (i) "Current Assets" means cash, cash equivalents, Accounts Receivables, pre-paid expenses and fifty percent (50%) of deferred taxes, and (ii) "Current Liabilities" means accounts payable, accrued expenses and deferred revenue, in each case of clause (i) and (ii), as defined and calculated in accordance with GAAP, applied consistently with the Company's past practices.

(b)  The Stockholder Representative shall notify Buyer in writing (a "Notice of Disagreement") within ten (10) days of receipt of the Proposed Closing Working Capital Statement if the Stockholders Representative has any disagreement with the value of the assets, the liabilities and/or the calculation of Working Capital reflected therein.  The Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Proposed Closing Working Capital Statement and the calculation of Closing Working Capital set forth therein except as set forth in a duly delivered Notice of Disagreement.  If within such ten (10)-day period the Stockholder Representative has not delivered to Buyer a Notice of Disagreement (which notice shall contain a statement setting forth in reasonable detail the basis for the Stockholder Representative's objection) or if the Stockholder Representative has given Buyer written notice that it has no objection to the Proposed Closing Working Capital Statement prior to the expiration of such ten (10)-day period, the values on the Proposed Closing Working Capital Statement shall be conclusive on the parties for purpose of determining the post-Closing adjustment pursuant to this Section 3.1.

(c)  If the Stockholder Representative has delivered to Buyer a Notice of Disagreement during such ten (10)-day period, the parties shall cooperate in good faith to resolve any such disagreement.  If the parties are unable to resolve the disagreement set forth in such Notice of Disagreement within ten (10) days of receipt of such Notice of Disagreement, the determination of the amount of the adjustment payable pursuant to this Section 3.1, shall be determined by such independent certified public accountants of national or regional standing as the parties may mutually agree (the "Independent Accountant").  If issues in dispute set forth in the Notice of Disagreement are submitted to the Independent Accountant for resolution pursuant the this Section 3.1(c), (i) each party shall furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to such party, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (ii) the Independent Accountant will only consider those items as to which the Purchaser and the Seller have disagreed as set forth in the Notice of Disagreement; (iii) the Independent Accountant shall select as a resolution the position of either Buyer or the Stockholder Representative for each item of disagreement and may not impose an alternative resolution, (iv) the determination by the Independent Accountant of the Closing Working Capital, as set forth in a notice delivered to both parties by the Independent Accountant, shall be binding on the parties, and (v) the fees and expenses of the Independent Accountant shall be borne one-half by Buyer and one-half by the Designated Stockholders.

(d)  If the Final Working Capital is less than negative $254,391, the Company Stockholders shall pay to Buyer the amount of such deficiency through forfeiture of shares of restricted Buyer Common Stock valued at the Stock Price per share, and if the Final Working Capital is greater than negative $254,391, then Buyer shall pay to the Company Stockholders, in shares of Buyer Common Stock valued at the average closing price of Buyer Common Stock over the five (5) trading days immediately prior to the date the Final Working Capital is determined, as reported by the OTCBB, as an adjustment to the Merger Consideration, the amount of such excess.  "Final Working Capital" means Closing Working Capital (i) as shown in Buyer's Proposed Closing Working Capital Statement if no Notice of Disagreement with respect thereto is duly delivered by Stockholder Representative pursuant to Section 3.1(b); or (ii) if such a Notice of Disagreement is delivered, (A) as agreed by Buyer and the Stockholder Representative pursuant to Section 3.1(c) or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to Section 3.1(c).  Any payment to be made pursuant to this Section 3.1(c) shall be made within five (5) Business Days after the final determination of the Final Working Capital; provided, that, any amounts required to be paid to Buyer pursuant to this Section 3.1(c) shall be offset first against the Closing Consideration then against any Earnout Consideration (if any) due and payable hereunder to the Company Stockholders.

ARTICLE IV.

CLOSING

4.1.  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Sheppard, Mullin, Richter & Hampton LLP, at 333 South Hope Street, 48th Floor, Los Angeles, California 90071, or at such other time, date or place as the parties hereto may mutually agree.

4.2.  Deliveries at Closing.

(a)  Deliveries made by Buyer to the Designated Stockholders.  At the Closing, Buyer shall deliver to the Designated Stockholders the following:

(i)  Intentionally omitted.

(ii)  Buyer Certificates.  The following certificates:

(A)  A certificate evidencing (i) the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer and (iii) evidencing the satisfaction of any condition referred to in Article VII.

(B)  A certificate executed by the Secretary of Buyer certifying as of the Closing Date (i) a true and complete copy of the Organizational Documents of Buyer, as the case may be, certified as of a recent date by the appropriate Secretary of States, as the case may be, (ii) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions and (iii) incumbency matters; and

(C)  A certificate of the appropriate Secretary of State certifying the good standing of Buyer in its state of incorporation.

(iii)  Stafford Employment Agreement.  An executed employment and non-competition agreement with Mr. Stafford in the form of Exhibit C attached hereto (the "Stafford Employment Agreement").

(b)  Deliveries made by the Designated Stockholders to Buyer.  At the Closing, the Designated Stockholders shall deliver to Buyer the following:

(i)  The Company Certificates.  At the Closing, the Designated Stockholders shall deliver to Buyer certificates evidencing all of the issued and outstanding shares of Company Common Stock owned by the Designated Stockholders, directly or indirectly, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(ii)  Certificates of the Company and the Designated Stockholders.  The Designated Stockholders and the Company will furnish Buyer with such certificates of the officers of the Company and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer, which shall include, but not be limited to:

(A)  a certificate evidencing (i) the accuracy of any representation or warranty of the Company and the Designated Stockholders, (ii) evidencing the performance by the Company and the Designated Stockholders, or the compliance by the Company and the Designated Stockholders with, any covenant or obligation required to be performed or complied with by the Company and the Designated Stockholders, and (iii) evidencing the satisfaction of any condition referred to in Article VIII.

(B)  A certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (i) a true and complete copy of the Organizational Documents of the Company certified as of a recent date by the Secretary of State of California (ii) a true and complete copy of the resolutions of the Board of Directors of the Company and the Designated Stockholders authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and (iii) incumbency matters; and

(C)  A certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business;

(iii)  Stafford Employment Agreement.  The Stafford Employment Agreement executed by Mr. Stafford.

(iv)  Employee Release Agreements.  Executed release agreements with the Persons set forth on Schedule 4.2(b)(iv) in a form reasonably acceptable to Buyer.

4.3.  Other Closing Transactions.

(a)  Agreement of Merger.  The Agreement of Merger and other necessary materials will be filed with the California Secretary of State.

(b)  Obligations.  Buyer shall pay in cash the amounts set forth on Schedule 4.3(b) in satisfaction of the outstanding obligations of the Company to the parties set forth on Schedule 4.3(b).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

The Company and the Designated Stockholders hereby represent and warrant to Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct.  The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and the disclosure in any paragraph shall qualify other paragraphs in this Article V only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

5.1.  Organization and Good Standing.  The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, operate or lease its assets and conduct its Business.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities makes such qualification necessary, except for the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Company is authorized to do business.

5.2.  Authority; No Conflict.

(a)  This Agreement and the other Transaction Documents to which the Designated Stockholders, the Stockholder Representative or the Company are a party (the "Designated Stockholders' Closing Documents") have been duly executed and delivered by the Designated Stockholders, the Stockholder Representative and the Company, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Designated Stockholders, the Stockholder Representative and/or the Company, as the case may be, enforceable against the Designated Stockholders, the Stockholder Representative and/or the Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The Designated Stockholders, the Stockholder Representative and the Company have all requisite power, authority and capacity to execute and deliver this Agreement and the Designated Stockholders' Closing Documents and to perform their respective obligations under this Agreement and the Designated Stockholders' Closing Documents.  This Agreement and the Transactions have been duly and validly authorized by the Company's Board of Directors and as of the Closing will be duly and validly approved by the Company Stockholders, no other corporate action on the part of the Company or the Company Stockholders being necessary.

(b)  Assuming all consents, approvals, authorizations and other actions described in Schedule 5.2 have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the Designated Stockholders' Closing Documents by the Designated Stockholders, the Stockholder Representative and the Company shall not, directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution or other action adopted or taken by the board of directors of the Company or the Designated Stockholders;

(ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Designated Stockholders or any of the assets owned or used by the Company, may be subject;

(iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)  cause the Company to become subject to, or to become liable for the payment of, any Tax;

(v)  cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)  contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract or any Contract to which the Company is a party or by which the Company may be bound;

(vii)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except for purposes of subclauses (ii)-(vi) above, for contraventions, conflicts, violations, revocations, withdrawals, suspensions, modifications, Breaches, defaults, rights of termination, amendment, acceleration or cancellation, or creations of Encumbrances, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Except as set forth in Schedule 5.2, execution and delivery of this Agreement by the Designated Stockholders and the Company and the consummation of the Transactions does not, or shall not require any Consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body or any other Person.

5.3.  Capitalization.

(a)  Ownership.  The authorized capital of the Company immediately prior to the Closing consists solely of 30,000,000 shares of Company Common Stock, of which 12,839,950 shares are issued and outstanding.  As of the date hereof, 1,057,500 shares of Company Common Stock are reserved for issuance upon exercise of options granted to Employees.  Each of the Designated Stockholders are, and will be on the Closing Date, the record and beneficial owner of the shares of Company Common Stock, set forth next to the name of such Designated Stockholder on Exhibit A, free and clear of all Encumbrances.  All of the outstanding shares of Company Common Stock and other equity interests of the Company are and will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable.  There are no Contracts relating to the issuance, sale or transfer of any shares of Company Common Stock or other securities of the Company.  Except as set forth in Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of Company Common Stock or any other securities of the Company or any securities convertible into or exchangeable for shares of Company Common Stock or any other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of Company Common Stock or any other securities issued by the Company.  None of the outstanding shares of Company Common Stock or equity interests or any other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

(b)  Subsidiaries.  The Company has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any corporation, association, partnership, joint venture or other entity.

5.4.  Financial Statements.  The Company has delivered to Buyer an unaudited balance sheet of the Company as of June 30, 2007 (including the notes thereto, the "Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity, and cash flows for the six-month period then ended, including in each case the notes thereto (the "Financial Statements").  The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholders' equity, and cash flows of the Company as of June 30, 2007, and for the six-month period then ended, all in accordance with GAAP consistent with the past practices of the Company.  Except as set forth in Schedule 5.4, no financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

5.5.  Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and, in all material respects, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Company in all material respects.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Company, and no significant action of the Company has been taken which is not reflected in such minute books.  At the Closing, all of those books and records shall be in the possession of the Company.

5.6.  Title to Properties; Encumbrances.  The Company owns its property and assets free and clear of Encumbrances, except such Encumbrances which arise in the Ordinary Course of Business and do not materially impair the Company's ownership or use of such property or assets.  The Company does not own any real property.  Schedule 5.6 contains a complete and accurate list of all real property leases, subleases, licenses, use and occupancy agreements to which the Company is a party to or which are used by the Company in the operation of its Business (collectively, "Leases").  The Company has provided to Buyer true and complete copies of all Leases.  All such Leases are legal, valid and binding obligations of the Company and in full force and effect, and following the Closing, such Leases will continue to be legal, valid and binding obligations of the Company and enforceable by the Company that is a party thereto.  There are no disputes, defaults, oral agreements or forbearances in effect as to any such Leases.  The Company is in compliance in all material respects with all of the terms and conditions of such Leases.  The Company has, and will continue to have after the Closing (including with respect to any Lease of real property located outside the United States), good and valid title to the leasehold estate or other interest created under its respective Lease, free and clear of all Encumbrances.  Each such Lease grants, and will continue to grant after the Closing, the Company the exclusive right to use the property that is the subject of such Lease free and clear of all Encumbrances.  The Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible and wherever located) that it purports to own.  The assets of the Company set forth in the Balance Sheet and the properties owned or leased by the Company as of the date hereof and disclosed to Buyer are all the assets and properties required to conduct the Business of the Company, with the exception of those items of computer equipment and mobile telephones designated on Schedule 5.6 as excluded assets to be retained by the Designated Stockholders following the Closing.

5.7.  Condition and Sufficiency of Assets.  To the Knowledge of the Company, the buildings, structures and equipment of the Company are structurally sound and are in such operating condition and repair as is reasonably required to operate the Business of the Company.  The building, structures and equipment of the Company are adequate for the uses to which they are being put, and, to the Knowledge of the Company, none of such buildings, structures and equipment of the Company are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.8.  Accounts Receivable.  All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing (collectively, the "Accounts Receivable") arose or will have arisen from bona fide sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing, as of the Closing Date the Accounts Receivable will be current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing (which reserves (i) are adequate and calculated consistent with past practice, (ii) in the case of reserves as of the Closing, will not represent a lower percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and (iii) will not represent a Material Adverse Change in the composition of such Accounts Receivable (in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 5.8 contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable.

5.9.  No Undisclosed Liabilities.  Except as set forth in Schedule 5.9, the Company has no Liabilities except for current Liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet, none of which, individually or in the aggregate, exceed $25,000.

5.10.  Taxes.

(a)  Filing of Tax Returns.  The Company has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed.  All such Tax Returns filed are complete and accurate in all material respects.  All Taxes owed by the Company or any Company Stockholder (whether or not shown on any Tax Return) have been timely paid in full.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns or may be subject to taxation by that jurisdiction.

(b)  Payment of Taxes.  The unpaid Taxes of the Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet contained in the Financial Statements (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)  Audits, Investigations, Disputes or Claims.No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company.  There are no pending or, to the Knowledge of the Company, Threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to the Company, and there are no matters under discussion with any governmental authorities, or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 5.10 and, except as set forth in such Schedule, neither the Company nor any predecessor has been notified that any taxing authority intends to audit a Tax Return for any other period.  The Company has delivered to Buyer complete and accurate copies of federal, state and local Tax Returns of the Company and any predecessors for the last two (2) years ended December 31, 2006, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by the Company with respect to any Taxes is currently in force.

(d)  Lien.  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any shares of Company Common Stock.

(e)  Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or Business, and after the Closing Date, the Company, its assets, and its Business shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)  Parachute Payments.  The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of IRC § 280G.

(g)  As of the date hereof, the Company has no knowledge of any conditions that exist that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

5.11.  No Material Adverse Change.  Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets or condition (financial or other) of the Company.

5.12.  Employee Benefits.

(a)  Other than as such is described in Schedule 5.12, the Company has at no time offered or maintained any Benefit Plans.

(b)  Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by all applicable Legal Requirements and is in good standing in respect of such applicable Legal Requirements and each Benefit Plan that is required to be registered under applicable Laws is duly registered with the relevant Governmental Body.

(c)  The Company has caused to be delivered the following documents to Buyer:

(i)  true and complete copies of all the text of the Benefit Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date hereof; and

(ii)  a copy of all materials or documents distributed to new or existing members of the Benefit Plans during the last three years.

(d)  No event or circumstance has occurred since the date of those documents which would reasonably be expected to adversely affect the information contained herein or therein.

(e)  No promises or commitments have been made by the Company to amend any Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan.

(f)  The liabilities of the Company under any Benefit Plan are properly accrued and reflected in the Financial Statements.

5.13.  Compliance with Legal Requirements; Governmental Licenses and Permits.

(a)  Except as set forth in Schedule 5.13(a):  (i) the Company and each of the Designated Stockholders are not, and have not been at any time since the inception of the Company, in violation of any Legal Requirement applicable to the Company, the Designated Stockholders, the conduct of their Business or the ownership of their assets or property, or by which any of them are bound, except for violations which are not continuing and which, in any event, did not and will not, individually or in the aggregate, have a Material Adverse Effect on the Company and (ii) no event has occurred or circumstance exists or has been alleged that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any Designated Stockholder of, or a failure on the part of the Company or any Designated Stockholder to comply with, any such Legal Requirement or give rise to any obligation on the part of the Company or any Designated Stockholder to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for violations, failures or obligations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b)  The Company holds and is in compliance with, and Schedule 5.13(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the "Licenses") necessary for the lawful conduct and operation of the Business as currently conducted and operated.  The Licenses are valid and in full force and effect and, other than as a result of facts or circumstances relating to Buyer, shall remain so immediately following consummation of the Transactions.  To the Knowledge of the Company, no Person has alleged any violation or failure to comply by the Company with any License listed or required to be listed on Schedule 5.13(b), no suspension, cancellation or termination of any such License is Threatened, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License.

5.14. Absence of Proceeding; Orders.

(a)  Except as set forth in Schedule 5.14, there is no pending Proceeding:

(i)  that has been commenced by or against the Company or any Designated Stockholder, or to the Knowledge of the Company, that otherwise relates to or may affect the Business of, or any of the assets or property owned or used by, the Company; or

(ii)  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

No such Proceeding has been Threatened and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may give rise to or serve as a basis for the commencement of any such Proceeding.  The Designated Stockholders have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.14.  The Proceedings listed in Schedule 5.14 will not, individually or in the aggregate, have a Material Adverse Effect on the Company or on its ability to operate or conduct its business or own or use its assets after the Closing.

(b)  Except as set forth in Schedule 5.14:

(i)  there is no Order to which the Company or any of the assets owned or used by the Company, is subject;

(ii)  the Designated Stockholders are not subject to any Order that relates to the Business of, or any of the assets owned or used by, the Company; and

(iii)  to the Knowledge of the Company, no manager, agent or Employee of the Company is subject to any Order that prohibits such manager, agent or Employee from engaging in or contributing any conduct, activity or practice relating to the Business of the Company.

5.15.  Absence of Certain Changes and Events.

Except as set forth in Schedule 5.15, since the date of the Balance Sheet, the Company has conducted its Business only in the Ordinary Course of Business and there has not been any:

(a)  (i) change in authorized or issued shares of Company Common Stock or equity of the Company; (ii) grant of any option or right to purchase shares of Company Common Stock or equity of the Company; (iii) issuance of any security convertible into such Company Common Stock or equity; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Company of any shares of any such Company Common Stock or equity; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such shares of Company Common Stock or equity;

(b)  amendment to the Organizational Documents of the Company;

(c)  payment or increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) to any shareholder, director, officer or entry into any employment, severance or similar Contract with any manager or Employee;

(d)  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the Employees of the Company or any increase in the payment to or benefits under any Benefit Plan for or with any employees of the Company;

(e)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

(f)  entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Company of at least $25,000;

(g)  sale (other than sales in the Ordinary Course of Business), lease or other disposition of any asset or property of the Company;

(h)  mortgage, pledge or imposition of any Lien or other Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(i)  delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

(j)  accrual of any expenses except for such accruals in the Ordinary Course of Business;

(k)  capital expenditures in excess of $25,000;

(l)  cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

(m)  payment, discharge or satisfaction of any Liability by the Company, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

(n)  incurrence of or increase in, any Liability, except in the Ordinary Course of Business, or any accelerated or deferred payment of or failure to pay when due, any Liability;

(o)  loan to, or any agreement with, any Employee other than an employment agreement;

(p)  failure to preserve intact the current business organization of the Company, keep available the services of its current officers, Employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, Employees, agents and others having business relationships with them;

(q)  change in the accounting methods used by the Company;

(r)  election made, extension granted or waiver of a statute of limitations with respect to Taxes or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes; or

(s)  legally binding and enforceable agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

5.16.  Contracts; No Defaults.

(a)  Schedule 5.16 contains a complete and accurate list, and the Company has made available to Buyer true and complete copies, of:

(i)  each Applicable Contract that involves or will involve performance of services or delivery of goods by the Company of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000;

(ii)  each Applicable Contract that involves performance of services or delivery of goods or materials to the Company during any twelve (12) month period of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000;

(iii)  each Applicable Contract that was not entered into in the Ordinary Course of Business;

(iv)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement of the Company and each other Applicable Contract, in each case affecting the ownership, title to, use of, occupancy, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)  each licensing agreement of the Company and each other Applicable Contract, in each case with Intellectual Property, including agreements with current or former Employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)  each collective bargaining agreement of the Company and each other Applicable Contract, in each case to or with any labor union or other Employee representative of a group of Employees and each other written employment or consulting agreement with any Employees or consultants;

(vii)  each joint venture or partnership of the Company (however named) and each other Applicable Contract, in each case involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(viii)  each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Affiliates or limit the freedom of the Company or any of its Affiliates to engage in any line of business or to compete with any Person;

(ix)  each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x)  each power of attorney granted by or to the Company that is currently, or will be at the Closing, effective and outstanding;

(xi)  each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)  each Applicable Contract for capital expenditures in excess of $10,000;

(xiii)  each Applicable Contract which, to the Knowledge of the Company, will result in a material loss to the Company;

(xiv)  each Applicable Contract in effect presently or during the last twelve (12) months between the Company and its former or current stockholders, directors, officers and Employees;

(xv)  each written warranty, guaranty, and or other similar undertaking  with respect to contractual performance in excess of $25,000 extended by the Company, other than in the Ordinary Course of Business;

(xvi)  each severance agreement or similar arrangement that provides any obligations (absolute or contingent) for the Company or any other Person to make any payment to any officer, director, or Employee or stockholder of the Company after termination; and

(xvii)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Schedule 5.16, no Company Stockholder (or any Affiliate thereof) has (or by the express terms thereof may acquire) any rights under, and no Company Stockholder has (or by the express terms thereof may become subject to) any obligation or liability under any Contract that relates to the business of, or any of the assets owned or used by, the Company;

(c)  Except as set forth in Schedule 5.16, each Contract identified or required to be identified in Schedule 5.16 is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against all of the parties thereto.

(d)  Except as set forth in Schedule 5.16:

(i)  the Company is, and at all times since January 1, 2007, has been, in compliance in all material respects with all terms and requirements of each Contract identified or required to be identified on Schedule 5.16;

(ii)  to the Knowledge of the Company, each other Person that has or had any obligation or Liability under any Applicable Contract identified or required to be identified on Schedule 5.16 is, and at all times since January 1, 2007 has been, in compliance with all material terms and requirements of such Applicable Contract;

(iii)  to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract identified or required to be identified on Schedule 5.16; and

(iv)  the Company has not given to or received from any other Person, at any time since January 1, 2007, any written or, to the Knowledge of the Company, other notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract identified or required to be identified in Schedule 5.16.

(e)  There are no renegotiations of, attempts to renegotiate, and there are no outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f)  The Contracts relating to the provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

5.17.  Insurance. Schedule 5.17 contains a true and complete list (including the names and addresses of the Company's insurers, the names of the Persons to whom such insurance have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property and other insurance policies currently in effect that insure the Business, the Employees or the Company.  Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  To the Knowledge of the Company, such insurance policies are placed with financially sound and reputable insurers and, in light of the nature of the Business and the Company, are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such assets and properties.  Neither the Company nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

5.18.  Environmental Matters.  Except as set forth in Schedule 5.18:  The Company does not need any Licenses under Environmental Laws in connection with the conduct of the Business.  The Company, in connection with the Business, has, at all times, conducted, held and used, and is continuing to conduct, hold and use, its affairs, business and properties (including without limitation the Business) in accordance in all material respects with all applicable Environmental Laws.  At no time have any Hazardous Materials been released, emitted, discharged, deposited, issued, sprayed, injected, abandoned, buried, spilled, incinerated, disposed, leaked, poured, emptied, dumped or placed on, in, under or adjacent to any immoveable or real property owned, or used or leased by the Company in connection with the Business.

5.19.  Labor and Employee Relations.  The Company is not and has never been throughout the period of operation of the Company (and no predecessor corporation or other entity has been) a party to any collective bargaining or other labor Contract.  There has not been, and there is not presently pending or existing, and, to the Knowledge of the Company, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, lock-out or Employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any Employees by the Company, and no such action is contemplated by the Company.  The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.  Schedule 5.19 sets forth the names of all Persons currently and previously employed by the Company since the date of its inception. To the Knowledge of the Company, no Employee, or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee, manager and any other Person that in any way adversely affects or will affect (i) the performance of such Employee's duties as an Employee or manager of the Company, or (ii) the ability of the Company to conduct its Business, including any such agreement or arrangement with the Designated Stockholders or the Company by any such Employee or manager.  To the Knowledge of the Company, no manager or other key Employee of the Company intends to terminate his employment with the Company.

5.20.  Intellectual Property.

(a)  Schedule 5.20(a) sets forth a complete and correct list of all unregistered Marks (as such term is defined within the definition of Intellectual Property Rights) owned, by the Company (collectively, "Owned Marks").  The Company does not own any registered Marks or applications therefor. Except as set forth in Schedule 5.20(a):

(i)  The Company is the owner of all right, title and interest in and to all Owned Marks, except as provided in Schedule 5.20(a), in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature and the Company has not received any notice or claim (whether written or oral) challenging its ownership of the Owned Marks or suggesting that any other Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

(ii)  The Company has not received any notice or claim (whether written or oral) challenging the validity or enforceability of the Owned Marks and no Owned Marks have been or are now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is Threatened with respect to any of the Owned Marks;

(iii)  The Company has not granted to any Person any right, license or permission to use any of the Owned Marks (other than under the Contracts disclosed in Schedule 5.20(a)); and

(iv)  The Company does not use any Marks other than the Owned Marks or Marks for which it has the necessary rights under the  Licensed Technology Agreements.

(b)  The Company owns no Patents, registrations or applications therefor.  The Company does not use any Patents other than Patents for which it has the necessary rights under the Licensed Technology Agreements. Schedule 5.20(b) hereto sets forth a true, correct and complete list of all Patents for which the Company has rights under the Licensed Technology Agreements.  The Company is not, nor has it received any notice that it is, in default under any Licensed Technology Agreement with respect to the Patents.

(c)  The Company owns no registered Copyrights (whether registered in the United States or in any foreign jurisdiction and as the term Copyright is defined within the definition of Intellectual Property Rights) or any pending applications for registration of Copyrights anywhere in the world.  All material Copyrights owned by the Company, including but not limited to software in which the Company owns copyrights, are referred to herein as the "Owned Copyrights".  Except as set forth on Schedule 5.20(c) or 5.20(g):

(i)  The Company is the owner of all right, title and interest in and to all Owned Copyrights in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature and the Company has not received any notice or claim (whether written or oral) challenging its ownership of the Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

(ii)  The Company has not received any notice or claim (whether written or oral) challenging the validity or enforceability of the Owned Copyrights or any threat or other indication of an intention on the part of any Person to bring a claim that any Owned Copyright is invalid or is unenforceable;

(iii)  The Company has not granted to any other Person any right, license or permission to use any of the Owned Copyrights (other than under the Contracts disclosed at Schedule 5.20(c) or 5.20(g); and

(iv)  The Company does not use or hold for use any Copyrights other than the Owned Copyrights and Copyrights for which it has the necessary rights under the Licensed Technology Agreements.

(d)  All Trade Secrets used by the Company are either owned by the Company, are included in the Licensed Intellectual Property.

(e)  Schedule 5.20(e) sets forth a complete and accurate list of all Contracts granting to the Company any material right to use or practice any Intellectual Property Rights (collectively, the "Licensed Technology Agreements"), including for each the title and the parties thereto and the expiration dates thereof.  The Company has in its possession or control: (A) correct and complete, fully-executed copies of all Licensed Technology Agreements that are identified in Schedule 5.20(e); and (B) correct and complete copies of all documents relating to each item of licensed Intellectual Property in the Licensed Technology Agreements.  The Company has delivered to Buyer correct and complete, fully-executed copies of all of the Licensed Technology Agreements.  Except as set forth on Schedule 5.20(e) there are no restrictions on the direct or indirect (i) transfer of any license, or any interest therein, held by the Company in respect of the Intellectual Property or (ii) direct or indirect changes of control of the Company.  Except for the fees identified in Schedule 5.20(e) for the Licensed Technology Agreements identified therein, no licensing fees, royalties, volume or milestone-based payment or other payment obligations of any kind are due or payable by the Company in connection with the Intellectual Property Rights licensed by the Company, other than maintenance fees.  Except as set forth in Schedule 5.20(e):

(i)  the Licensed Technology Agreements together expressly confer on the Company valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Company and that are used or practiced in the Business (collectively, the "Licensed Intellectual Property");

(ii)  all Licensed Technology Agreements are in full force and effect, and the Company is not, nor has it received any notice that it is, in default or breach thereof;

(iii)  there are no outstanding and no threatened disputes or disagreements between the Company and any other party with respect to any Licensed Technology Agreement;

(iv)  neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will conflict with or result in a breach of (or adversely impact Buyer's rights under) any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Licensed Technology Agreement;  and

(v)  the rights licensed under each Licensed Technology Agreement will be exercisable by the Company on and immediately after the Closing to the same extent as exercisable by the Company prior to the Closing.

(f)  Schedule 5.20(f) separately lists and identifies all (A) computer programs, (B) computer databases (including, but not limited to, databases used in conjunction with such computer programs) and (C) documentation, specifications, manuals and materials associated therewith, owned, licensed or used by Company, excluding generally available off-the-shelf computer and work station software (collectively, the "Software Rights").  Except as set forth in Schedule 5.20(f), all right, title and interest in and to the Software is owned by the Company free and clear of all Liens, are fully transferable to Buyer, and no party other than the Company has any interest in the Software.

(i)  The computer software included in the Software Rights (the "Software") performs in all material respects in accordance with the documentation and other written materials related to the Software and is free from substantial defects in programming and operations, is in machine readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software.  As of the Closing, the Company has delivered to Buyer complete and correct copies of the Software in its current form and all user and technical documentation related thereto.

(ii)  All copies of the Software embodied in physical form are being delivered to Buyer at or prior to the closing.

(iii)  Company has kept the source code for the Software secret, has not deposited it with an escrow agent and has not disclosed it to any person or entity other than certain employees or independent contractors of Company who are subject to the terms of a binding confidentiality agreement with respect thereto.  Company has taken all reasonable, appropriate measures to protect the confidentiality and proprietary nature of the Software, including without limitation, the use of the confidentiality agreements with all of its employees or independent contractors having access to the Software source and object code.

(iv)  Except as set forth in Schedule 5.20(f)(iv), none of the Company's Intellectual Property or products that are distributed by the Company use, incorporate or have embedded in them any source, object or other software code subject to an "open source," "copyleft" or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Appache or public domain licenses, and the like) that requires or would reasonably be expected to require, or conditions, or would reasonably be expected to condition, the use or distribution of any of the Company's Intellectual Property or products or the disclosure, licensing or distribution of any source code of the Company, or that would otherwise subject any source code of the Company to the terms of any such type of license.

(g)  The Contracts disclosed in Schedule 5.20(g) constitute every agreement (whether written or oral) pursuant to which the Company has granted to any Person any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any content, software or technology of the Company, or any license by the Company to any Person of any rights with respect to any Intellectual Property Rights, including any value-added reseller agreements, exclusive and non-exclusive license agreements, joint development or marketing agreements, and strategic alliance agreements (collectively, "Technology Exploitation Agreements").  Except as set forth in Schedule 5.20(g):

(i)  all Technology Exploitation Agreements are in full force and effect and the Company and to the Knowledge of the Company any other party thereto are not in breach thereof;

(ii)  there are no outstanding and no threatened disputes or disagreements between the Company and any other party with respect to any Technology Exploitation Agreement; and

(iii)  neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will conflict with or result in a breach of (or adversely impact Buyer's rights under) any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Technology Exploitation Agreement.

(h)  Except as identified in Schedule 5.20(h), no approval or consent of any person is needed so that the interest of Buyer in the Intellectual Property Rights shall continue to be in full force and effect following the Transactions contemplated by this Agreement, and the Company is not subject to any restriction, agreement, instrument, order, judgment or decree which would be violated or breached by the consummations of the Transactions contemplated by this Agreement.

(i)  The Software, Owned Marks, the Owned Copyrights, the Licensed Intellectual Property and the Trade Secrets constitute all of the Intellectual Property Rights necessary for the conduct of the Business as currently conducted and constitute all of the Intellectual Property Rights necessary to operate the Business after the Closing in substantially the same manner as the business heretofore has been operated by the Company.  The Company has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other known-how or trade secret and to facilitate its use without reliance on the special knowledge or memory of any Person.

(j)  The conduct of the Company's Business as conducted prior to or on the Closing Date, does not, to the Knowledge of the Company, interfere with, infringe upon, contribute to infringement upon, induce infringement upon, misappropriate or unlawfully use any Intellectual Property of any Person. The Company has never received any threat, charge, complaint, claim, demand or notice alleging such interference, infringement, misappropriation or violation (including an claim that the Company must license or refrain from using any Intellectual Property of a Person), there are not any facts of which the Company is aware which could give rise to a threat, charge, complaint, claim, demand or notice.  To the Knowledge of the Company, no Person has interfered with, infringed upon or misappropriated any Intellectual Property Rights of the Company.

(k)  The Company has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets and Software source code in which the Company has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets and Software.

(l)  Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Buyer.  To the Knowledge of the Company, no employee of the Company is in default under, and the consummation of the transactions contemplated by this Agreement will not result in a default of, any term of any employment contract, agreement or arrangement relating to the Intellectual Property Rights or any noncompetition arrangement, or any other agreement or any restrictive covenant relating to the Intellectual Property Rights.  The Company does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Intellectual Property Rights nor has the Company granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Intellectual Property Rights whether requiring the payment of royalties or not. No former or current employee has filed, asserted in writing, or to the Knowledge of the Company, threatened any claim against the Company in connection with his or her involvement in Intellectual Property Rights used in and material to the Company's business.  To the Knowledge of the Company, no current or former employee has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company which Patents or applications have not been assigned to the Company.

5.21.  Certain Payments.  Neither the Company, nor any of its directors, officers, agents or Employees or any other Person affiliated with or acting for or on behalf of the Company, has at any time, in violation of any Legal Requirement, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company in violation of any Legal Requirement.

5.22.  No Other Agreements to Sell Assets or Equity of the Company.  Neither the Company, nor any of its directors, officers or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets of the Company (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of Company Common Stock, to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of the Company or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

5.23.  Relationships with Related Parties.  Except as set forth in Schedule 5.23, neither the Company, nor any Person related to or affiliated with any Designated Stockholder owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 5.23, no Person related to or affiliated with any Company Stockholder is a party to any Contract with, or has any claim or right against, the Company.

5.24.  Customers and Suppliers.  Schedule 5.24 contains a complete and accurate list of the ten (10) largest suppliers and ten (10) largest customers of the Company (based upon dollars billed by the Company), during the Company's last fiscal year, showing the approximate total billings by the Company from each such customer during such fiscal year.  Since the date of the Balance Sheet, there has been no material adverse change in the business relationship with any suppliers or customer named in Schedule 5.24 or required to be named therein, and there has been no threat or indication of any material adverse changes.

5.25.  Bank Accounts, Powers of Attorney.  Schedule 5.25 sets forth an accurate and complete list showing the name and address of each bank in which the Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

5.26.  Brokers and Finders.  The Company, the Designated Stockholders and their respective agents have incurred no obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.  The Designated Stockholders agree to indemnify Buyer against and to hold Buyer harmless from, any claims for brokerage or similar commission or other compensation which may be made against Buyer by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of either of the Designated Stockholders or any of their Affiliates.

5.27.  Disclosure.  No representation or warranty of the Designated Stockholders or the Company in this Agreement and no statement by them in the Disclosure Schedule is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Designated Stockholders as follows:

6.1.  Organization of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Utah.

6.2.  Authorization; No Conflict.

(a)  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms.  Upon the execution and delivery by Buyer of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Subject to the terms of this Agreement, Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(b)  Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Transactions by Buyer, will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to:  (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to Buyer.  Except as set forth in Schedule 6.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

6.3.  Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.  To Buyer's Knowledge, no such Proceeding has been Threatened.

6.4.  Brokers or Finders.  Buyer has incurred no obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Designated Stockholders harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer.

6.5.  Capitalization.  The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of Buyer Common Stock, of which 49,637,252 shares were issued and outstanding as of October 12, 2007, and (b) 100 shares of Series "D" Preferred Stock, $0.001 par value per share, of which 27 shares are issued and outstanding as of October 12, 2007. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation.  All of the shares of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

6.6.  Reports and Financial Statements.  The Buyer has made available to the Company complete and accurate copies, as amended or supplemented, of each annual, quarterly and current report filed by Buyer with the SEC since January 1, 2006 (the "Buyer Reports").  The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2006 through the date of this Agreement.  The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10 Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

6.7.  Absence of Material Adverse Change.  Since June 30, 2007, there has not occurred any Material Adverse Effect on Buyer.

6.8.  Litigation.  Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, would have, individually or in the aggregate, a Material Adverse Effect on Buyer or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

6.9.  Interim Operations of Merger Sub.  I-Corp. Merger Sub, LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

6.10.  Tax Matters.  As of the date hereof, neither Buyer, Acquisition Sub nor Merger Sub has knowledge of any conditions that exist that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

ARTICLE VII.

ACTIONS OF THE DESIGNATED STOCKHOLDERS, THE COMPANY, AND BUYER BEFORE AND AFTER THE CLOSING DATE

Each of the Designated Stockholders, the Company and Buyer covenant and agree with each other as follows:

7.1.  Access and Investigation.  Between the date of this Agreement and the Closing, the Company will, and the Designated Stockholders will cause the Company to, (a) afford Buyer and its Representatives full and free access to the Company's personnel, properties (including subsurface testing), Contracts, books and records and other documents and data, (b) furnish Buyer and its Representatives with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating and other data and information as they may reasonably request.

7.2.  Operation of Business.  Between the date of this Agreement and the Closing, the Company will use its commercially reasonable efforts to:

(a)  conduct its business only in the Ordinary Course of Business;

(b)  preserve intact its current business organization, keep available the services of its current officers, Employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, Employees, agents and others having business relationships with it;

(c)  maintain all of the assets of the Company in customary repair, order and condition; and

(d)  confer with Buyer and its Representatives concerning operational matters of a material nature.

7.3.   Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company will not, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.15 is likely to occur.

7.4.  Required Approvals.  As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions.  Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedules 5.2 or 6.2.

7.5.  Notification.  Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty.  Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change.  During the same period, each party of to this Agreement will promptly notify each other party hereto of the occurrence of any Breach of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition.  Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially effect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

7.6.  No Negotiation.  Unless this Agreement is earlier terminated pursuant to Article XI, neither the Company nor the Designated Stockholders nor any of their respective Affiliates or Representatives will directly or indirectly (a) solicit, initiate, seek, encourage or support any inquiries, proposals or offers from any Person (other than Buyer) relating to, (ii) furnish any non-public information to any Person (other than Buyer) relating to, (iii) facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, (iv) engage in any discussion or negotiations with or consider the merits of, or accept any unsolicited inquiries or proposals from any Person (other than Buyer) relating to, any transaction involving the sale of all or a substantial portion of the business or assets of the Company or any Company Common Stock, whether through an asset sale, equity sale, merger, consolidation, reorganization, recapitalization, share exchange, business combination or similar transaction involving the Company (each such transaction referred to herein as a "Alternative Acquisition Proposal").  The Company and the Designated Stockholders will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Alternative Acquisition Proposal and notify Buyer of the terms of any proposal which any of them or their respective Representatives may receive in respect of any such Alternative Acquisition Proposal, including without limitation, the identity of the prospective purchaser or soliciting party and the material terms of the proposal.  The Company and the Designated Stockholders shall also provide Buyer with a copy of any offer.

7.7.  Commercially Reasonable Efforts.  Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its commercially reasonable efforts to cause the conditions in Articles VIII and IX to be satisfied.

7.8.  Tax Matters.

(a)  Tax Periods Ending on or before the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any of its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.

(b)  Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  Buyer shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence to the extent it relates to periods prior to the Closing prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.

(c)  Cooperation on Tax Matters.

(i)  Buyer, the Designated Stockholders and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Designated Stockholders shall, (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholder Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Designated Stockholders shall allow Buyer to take possession of such books and records.  Buyer and the Designated Stockholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(ii)  The Stockholder Representative shall promptly notify Buyer, in writing upon receipt by any Designated Stockholder or any of Affiliate of a Designated Stockholder of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company.

(d)  Tax Elections.  The Company shall not make or change any election with respect to Taxes or settle or compromise any material Tax Liability or refund after the date hereof without Buyer's prior written consent (which shall not be unreasonably withheld).

(e)  Characterization of Payments. Any payments made to the Designated Stockholders or Buyer pursuant to Section 7.8 or 10.3 shall constitute an adjustment of the consideration paid for the Company Common Stock for Tax purposes and shall be treated as such by Buyer and the Designated Stockholders on their Tax Returns to the extent permitted by law.

(f)  FIRPTA Certificate.  The Company shall deliver to Buyer at or prior to the Closing a certificate, in the form attached hereto as Exhibit D, duly executed and acknowledged, certifying the facts that would exempt the Transactions from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

(g)  Backup Withholding.  At or prior to the Closing, each Designated Stockholder shall deliver to Buyer a properly completed IRS Form W-9 (or suitable substitute form), establishing an exemption from backup withholding.

(h)  Carrybacks.  The parties agree and acknowledge that any net operating losses or similar Tax attribute of the Company is an asset of the Company that (subject to any applicable limitations imposed by law) is being acquired by Buyer pursuant to the Merger, and that the Company shall not elect to carry back any such Tax attributes to prior years of the Company or otherwise act so as to limit the ability of Buyer to use such attributes subsequent to the Merger.

(i)  Certain Matters.  The parties intend that the Reverse Merger and the Subsequent Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and each shall use its reasonable best efforts to cause the Reverse Merger and the Subsequent Merger to so qualify.  None of the Company, any Company Stockholder, Buyer, Acquisition Sub or Merger Sub shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Reverse Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

ARTICLE VIII.

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to consummate the Merger and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1.  Accuracy of Representations.  Each of the representations and warranties of the Company and the Designated Stockholders set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing (other than representations and warranties which address matters only as of a particular date which shall have been accurate in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 8.1, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and the Company shall have provided Buyer with a certificate from an executive officer of the Company to this effect.

8.2.  Performance.

(a)  All of the covenants and obligations that the Company, the Designated Stockholders and the Stockholder Representative are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b)  The Company, the Designated Stockholders and the Stockholder Representative must have delivered each of the documents required to be delivered by the Company, the Designated Stockholders and the Stockholder Representative, respectively, pursuant to Section 4.2.

8.3.  Consents.  Each of the Consents identified in Schedule 5.2 must have been obtained and must be in full force and effect.

8.4.  No Proceedings.  From the date of this Agreement, no Proceeding shall be pending or Threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling or charge would:  (a) prevent consummation of any of the Transactions contemplated by this Agreement; (b) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation; (c) affect materially and adversely the right of Buyer to control the Company; or (d) affect materially and adversely the right of any of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

8.5.  No Material Adverse Change.  No Material Adverse Change shall have occurred.

8.6.  Stafford Employment Agreement.  Buyer and Mr. Stafford shall have entered into the Stafford Employment Agreement.

8.7.  No Prohibition.  Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

8.8.  No Claim Regarding Company Common Stock Ownership or Merger Consideration.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Company Common Stock, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Merger Consideration payable for the Company Common Stock.

8.9.  Company Stockholder Approval.  Company Stockholders holding at least 90% of the outstanding shares of Company Common Stock shall have approved this Agreement and the Transaction.

8.10.  Employee Releases.  The individuals identified on Schedule 4.3(b) shall have executed and delivered to Buyer release agreements reasonably acceptable to Buyer.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE DESIGNATED STOCKHOLDERS

AND THE COMPANY'S OBLIGATION TO CLOSE

The Designated Stockholders' and the Company's obligation to consummate the Merger and to take the other actions required to be taken by the Designated Stockholders and the Company, as the case may be, at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Designated Stockholders in whole or in part):

9.1.  Accuracy of Representations.  The representations and warranties of Buyer and Acquisition Sub set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date which shall have been accurate in all material respects as of such particular date) (it being understood that for purposes of this Section 9.1, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representation and warranties shall be disregarded), and Buyer shall have provided the Company with a certificate from an executive officer of Buyer to this effect.

9.2.  Buyer's Performance.

(a)  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)  Each document required to be delivered by Buyer pursuant to Section 4.2 must have been delivered.

9.3.  Consents.  Each of the Consents identified in Schedule 6.2 must have been obtained and must be in full force and effect.

9.4.  No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the exchange of the Merger Consideration for the Company Common Stock and (b) has been adopted or issued or has otherwise become effective, since the date of this Agreement.

ARTICLE X.

INDEMNIFICATION; REMEDIES

10.1. Survival of Representations, Etc.  The representations and warranties of the Company, the Designated Stockholders and Buyer contained herein shall survive for twenty-four (24) months after the Closing; provided, however, that the representations and warranties contained in Sections 5.2(a), 5.3, 5.10 and 5.26 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

10.2.  Indemnification.

(a)  By the Designated Stockholders and the Company Stockholders.  The Designated Stockholders and the Company Stockholders, and shall, on a several basis in proportion to their respective Pro Rata Share of Merger Consideration to be received by such parties hereunder (subject to Section 10.2(c)), indemnify, save and hold harmless Buyer and its Affiliates and Subsidiaries and each of their respective Representatives (collectively, the "Buyer Indemnified Parties"), from and against any and all costs, losses, Liabilities (but only to the extent known and matured), obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including but not limited to interest, penalties, costs of mitigation, attorneys' fees and all amounts paid in investigation, defense or (subject to the limitations set forth herein) settlement of any of the foregoing ("Damages"), incurred in connection with, arising out of or resulting from: (i) any Breach of any representation or warranty made by the Company in this Agreement; (ii) any Breach of any covenant or agreement made by the Company in this Agreement and (iii) the matters set forth in Schedule 10.2(a).

The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims.  The amount of any Damages for which any indemnified party shall be entitled to indemnification under this Agreement shall be net of the cash benefit actually received, if any, by such indemnified party in excess of the Claim amount with respect to the event, fact, circumstance or condition that resulted from the Damages from any insurance proceeds. Notwithstanding anything to the contrary contained herein, no indemnified party shall have any obligation to seek recovery of any Damages under such indemnified party's insurance.

(b)  By Buyer.  Buyer shall indemnify, save and hold harmless the Designated Stockholders and their respective Affiliates and Representatives (the "Designated Stockholder Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:  (i) any Breach of any representation or warranty made by Buyer in this Agreement; or (ii) any Breach of any covenant or agreement made by Buyer in this Agreement.

(c)  Additional Indemnity.  Notwithstanding the terms of Section 10.2(a), subject to Section 10.2(e), Jamison Stafford, in his individual capacity, shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from any indemnifiable Claim under Section 10.2(a) to the extent that such Damages are not severally recoverable under Section 10.2(a) by a Buyer Indemnified Party from the Company Stockholders other than Jamison Stafford pursuant to offset of such Damages against any Earn Out Consideration then due and payable by Buyer to the Company Stockholders at the time of such Claim in accordance with this Agreement.

(d)  Defense of Claims.  If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been actually prejudiced by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed.

If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action.  In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(e)  Limitation on Indemnity/Commitments.

(i)  The indemnification obligation of the Company Stockholders and Buyer pursuant to Sections 10.2(a) or (b), respectively, with respect to any Breach of any representation or warranty shall be limited to Claims for Damages made prior to the last date of survival thereof referred to in Section 10.1.  The indemnification obligation of the Company Stockholders and Buyer with respect to any Breach of any covenant or agreement pursuant to Sections 10.2(a) or 10.2(b), respectively, shall survive for the applicable statute of limitations, subject to the terms of this Agreement.

(ii)  Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person received by the indemnifying party prior to the expiration of the applicable survival period set forth in Section 10.1.

(iii)  Notwithstanding any other provision herein to the contrary, neither the Company Stockholders nor Buyer shall be required to indemnify any Person under this Article X in connection with Damages related to the failure to be true and correct of any representations or warranties of the Designated Stockholders and the Company, on the one hand, or Buyer, on the other hand, in Articles V and VI, respectively, (i) until the aggregate amount of Damages sustained, suffered or incurred pursuant by reason of or arising from breaches of such representations and warranties exceeds $35,000 in the aggregate (the "Deductible"), in which case the indemnifying party shall be responsible for all Damages in excess of the Deductible, and (ii) for an aggregate amount of Damages exceeding an amount equal to 40% of the aggregate Merger Consideration actually paid or due and payable by Buyer pursuant to this Agreement (the "Cap"); provided, that there shall be no Deductible or Cap with respect to Damages related to the failure to be true and correct of any of the representations and warranties in Sections 5.2(a), 5.3, 5.10, and 5.26 or 6.4, the matters set forth on Schedule 10.2(a) or for any Damages arising as a result of fraud or willful breach on the part of the indemnifying party.

(iv)  For purposes of determining the Breach or failure of any representations or warranties to be true and correct, the Breach of any covenants and agreements, and calculating Damages hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(v)  The indemnity obligations of the Company Stockholders (including the obligation of Mr. Stafford individually pursuant to Section 10.2(c)) hereunder may be satisfied through payment of cash or forfeiture to Buyer of shares of restricted Buyer Common Stock valued at the Stock Price per share as determined at the election of the Stockholder Representative.

(vi)  Following the Closing, except with respect to claims for fraud or willful breach, the rights of the Indemnified Parties under this Article X shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation or any Breach of any representation, warranty, covenant, agreement or other provision of this Agreement, any certificate, instrument, or other document delivered in connection herewith.

(f)  Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(g)  Offset.  Buyer shall offset indemnifiable Damages in accordance with this Article X and any other amounts payable to Buyer pursuant to this Agreement, against any Earnout Consideration to the extent that any Earnout Consideration is due and payable at the time of final resolution of a Claim pursuant to Article X before seeking to recover any indemnification claim against any other source.

10.3.  Tax Indemnification.  In addition to any indemnity obligations under Section 10.2(a), subsequent to the Closing, the Company Stockholders shall, jointly and severally, indemnify, save and hold Buyer (and its Affiliates, successors and assigns) harmless from and against, up to an aggregate amount equal to the aggregate Merger Consideration actually paid by Buyer pursuant to this Agreement (i) any and all Taxes of the Company or any Designated Stockholder (for which the Company is liable) with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), (ii) the unpaid Taxes of any Person (other than the Company or any Designated Stockholder) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) any and all Damages incurred in connection with, arising out of, resulting from, or incident to any of the Taxes described in the foregoing clauses (i) and (ii).  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

10.4.  Stockholder Representative.  Upon the Closing, Jamison Stafford shall be constituted and appointed as agent and attorney-in-fact (the "Stockholder Representative") for and on behalf of the Company Stockholders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services in connection with the performance of its duties hereunder.  Upon execution of this Agreement by the Company and the Designated Stockholders, the Company Stockholders shall, without any further act of the Company Stockholders, be deemed to have consented to and approved the appointment of the Stockholder Representative as the representative under the Transaction Agreements and as the attorney-in-fact and agent for and on behalf of the Company and the Company Stockholders.  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders, and the Buyer and its Affiliates may rely upon any decision, act, consent or instruction of the Stockholder Representative taken in such manner as being the decision, act, consent or instruction of the Company and the Company Stockholders.  The Buyer and its Affiliates are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE XI.

TERMINATION

11.1.  Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)  by the Designated Stockholders, on the one hand, or by Buyer, on the other hand, if a Breach of any provision of this Agreement has been committed by the other party or its Affiliates and such Breach has not been cured within ten (10) calendar days after notice of the Breach or has not been expressly waived in writing;

(b)  (i) by Buyer if any of the conditions in Article VIII have not been satisfied as of the Drop Dead Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer have not expressly waived such condition in writing on or before the Closing; or (ii) by the Designated Stockholders, if any of the conditions in Article IX has not been satisfied as of the Drop Dead Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Designated Stockholders or the Company to comply with its obligations under this Agreement) and the Designated Stockholders have not expressly waived such condition in writing on or before the Closing;

(c)  by mutual consent of Buyer and the Designated Stockholders; or

(d)  by either Buyer, on the one hand, or the Designated Stockholders, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or any Affiliate thereof to comply fully with its obligations under this Agreement) on or before November 30, 2007 (the "Drop Dead Date"), or such later date as the parties hereto may agree upon.

11.2.  Effect of Termination.  Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII.

MISCELLANEOUS

12.1.  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned Subsidiary (or a partnership controlled by Buyer) or Subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.2.  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Designated Stockholders or the Company, addressed to:
1212 North Clark Street
West Hollywood, California 90069
Attn: Jamison Stafford
Telephone: 310 200 8800
Telecopy: 310 640 0311

with a copy to:
WilmerHale
1117 California Avenue
Palo Alto, California 94304
Telephone: 650 858 6020
Facsimile: 650 858 6100
Attn: Rod J. Howard, Partner

If to Buyer, addressed to:
Commerce Planet, Inc.
30 S. La Patera Lane, Suite #8
Goleta, California 93117
Telephone: (805) 964-9125
Facsimile: (805) 683-1612
Attn: General Counsel

with a copy to:
Sheppard, Mullin, Richter & Hampton LLP 1111 Chapala Street, Third Floor Santa Barbara, California 93101 Telephone: (805) 879-1813 Facsimile: (805) 879-1872 Attn: C. Thomas Hopkins, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

12.3.  Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

12.4.  Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  Without limiting the generality of the foregoing, Buyer acknowledges that neither the Company nor any of its directors, officers, or stockholders is making, and Buyer is not relying on, any representation or warranty of the Company or any of the Designated Stockholders other than the representations and warranties expressly set forth in this Agreement, and the Company and the Designated Stockholders acknowledge that neither Buyer nor any of its directors, officers, or stockholders is making, and the Company and the Designated Stockholders are not relying on, any representation or warranty other than the representations and warranties of Buyer expressly set forth in this Agreement.  This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.5.  Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6.  Expenses.  Except as otherwise expressly provided in this Agreement, the Designated Stockholders will bear all expenses incurred by them, the Company or any of their respective Representatives in connection with the Transactions. Except as otherwise expressly provided in this Agreement, Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

12.7.  Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.8.  Publicity.  Except as required by law, none of Buyer, the Company nor the Designated Stockholders shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party.  Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.  Buyer may, with the consent of the Designated Stockholders, issue or make an appropriate press release or public announcement after the Closing.

12.9.  Confidential Information; No Disclosure.

(a)  Each party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Transactions of any Governmental Body) or by other Legal Requirements or (ii) disclosed in a Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the Transactions, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Buyer's use of documents and information concerning the Business and the Company furnished by the Company hereunder or when a party has to assert rights against another pursuant to this Agreement.  In the event the Transactions are not consummated, upon the request of the other party, each party hereto, will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the Transactions and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

(b)  The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 12.9.  It is the intention of the parties that the provisions of this Section 12.9 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 12.9 shall not render unenforceable, or impair, the remainder of the provisions of this Section 12.9.  Accordingly, if any provision of this Section 12.9(b) shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction;

(c)  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 12.9 would be inadequate and the Company hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

12.10.  Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

12.11.  Service of Process; Consent to Jurisdiction.

(a)  Service of Process.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

(b)  Consent and Jurisdiction.  Each party hereto irrevocably and unconditionally:  (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County Los Angeles, California; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

12.12.  Attorneys' Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

12.13.  Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

12.14.  Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.15.  No Interpretation Against Drafter.  This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

12.16.  Post-Closing Operation of the Business.  The parties acknowledge that following the Closing, Buyer shall be entitled in its sole discretion to operate the Business of the Company in the manner it determines, subject to obtaining approval of its Board of Directors, when and as necessary without regard to the effect thereof on any Transaction Document.  The parties further acknowledge that the Buyer may, in its sole discretion, encumber any of the assets or assign or license any of the Intellectual Property of the Business, without the consent of the Designated Stockholders.

12.17.  Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

COMMERCE PLANET, INC.

By:
Its:

I-CORP. ACQUISITION SUB, INC.

By:
Its:

I-CORP. MERGER SUB, LLC

By:
Its:

IVENTA CORPORATION

By:           ________________________________
Its:           ________________________________

DESIGNATED STOCKHOLDERS:

Jamison Stafford

STOCKHOLDERS' REPRESENTATIVE
JAMISON STAFFORD

Jamison Stafford

JAMISON STAFFORD

Jamison Stafford, in his individual capacity

1

5.3.	Capitalization.	25
5.4.	Financial Statements	25
5.5.	Books and Records	25
5.6.	Title to Properties; Encumbrances	26
5.7.	Condition and Sufficiency of Assets	26
5.8.	Accounts Receivable	26
5.9.	No Undisclosed Liabilities	27
5.10.	Taxes.	27
5.11.	No Material Adverse Change	28
5.12.	Employee Benefits	28
5.13.	Compliance with Legal Requirements; Governmental Licenses and Permits.	29
5.14.	Absence of Proceeding; Orders.	30
5.15.	Absence of Certain Changes and Events.	30
5.16.	Contracts; No Defaults.	32
5.17.	Insurance	35
5.18.	Environmental Matters	35
5.19.	Labor and Employee Relations	35
5.20.	Intellectual Property	36
5.21.	Certain Payments	41
5.22.	No Other Agreements to Sell Assets or Equity of the Company	41
5.23.	Relationships with Related Parties	41
5.24.	Customers and Suppliers	42
5.25.	Bank Accounts, Powers of Attorney	42
5.26.	Brokers and Finders	42
5.27.	Disclosure	42

2

ARTICLE VI . REPRESENTATIONS AND WARRANTIES OF BUYER			42
	6.1.	Organization of Buyer	42
	6.2.	Authorization; No Conflict.	43
	6.3.	Proceedings	43
	6.4.	Brokers or Finders	43
	6.5.	Capitalization	43
	6.6.	Reports and Financial Statements	44
	6.7.	Absence of Material Adverse Change	44
	6.8.	Litigation	44
	6.9.	Interim Operations of Merger Sub	44
	6.10.	Tax Matters	44
ARTICLE VII . ACTIONS OF THE DESIGNATED STOCKHOLDERS, THE COMPANY, AND BUYER BEFORE AND AFTER THE CLOSING DATE			45
	7.1.	Access and Investigation	45
	7.2.	Operation of Business	45
	7.3.	Negative Covenants	45
	7.4.	Required Approvals	45
	7.5.	Notification	46
	7.6.	No Negotiation	46
	7.7.	Commercially Reasonable Efforts	46
	7.8.	Tax Matters.	47

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ARTICLE VIII . CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE			49
	8.1.	Accuracy of Representations	49
	8.2.	Performance.	49
	8.3.	Consents	49
	8.4.	No Proceedings	49
	8.5.	No Material Adverse Change	49
	8.6.	Stafford Employment Agreement	50
	8.7.	No Prohibition	50
	8.8.	No Claim Regarding Company Common Stock Ownership or Merger Consideration	50
	8.9.	Company Stockholder Approval	50
	8.10.	Employee Releases	50
ARTICLE IX . CONDITIONS PRECEDENT TO THE DESIGNATED STOCKHOLDERS AND THE COMPANY'S OBLIGATION TO CLOSE			50
	9.1.	Accuracy of Representations	50
	9.2.	Buyer's Performance.	51
	9.3.	Consents	51
	9.4.	No Injunction	51
ARTICLE X . INDEMNIFICATION; REMEDIES			51
	10.1.	Survival of Representations, Etc.	51
	10.2.	Indemnification.	51
	10.3.	Tax Indemnification	55
	10.4.	Stockholder Representative	55
ARTICLE XI . TERMINATION			56
	11.1.	Termination Events	56
	11.2.	Effect of Termination	56

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ARTICLE XII . MISCELLANEOUS			57
	12.1.	Assignment	57
	12.2.	Notices	57
	12.3.	Choice of Law	58
	12.4.	Entire Agreement; Amendments and Waivers	58
	12.5.	Multiple Counterparts	58
	12.6.	Expenses	58
	12.7.	Invalidity	59
	12.8.	Publicity	59
	12.9.	Confidential Information; No Disclosure	59
	12.10.	Burden and Benefit	60
	12.11.	Service of Process; Consent to Jurisdiction.	60
	12.12.	Attorneys' Fees	61
	12.13.	Representation by Counsel	61
	12.14.	Titles	61
	12.15.	No Interpretation Against Drafter	61
	12.16.	Post-Closing Operation of the Business	61
	12.17.	Further Assurances	61

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Exhibit A

Designated Stockholders

Jamison Stafford

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Exhibit B

EARNOUT MILESTONES

12.18.  Earnout Milestones.  If the Earnout Milestones set forth below are achieved, then the Company Stockholders will receive, subject to terms and conditions of the Agreement, additional consideration at such times and on the terms set forth in this Exhibit B.  Payments related to the successful achievement of an Earnout Milestone (each, a "Payment Amount") will be paid by Buyer to the Company Stockholders on a pro rata basis in accordance with their respective Pro Rata Shares.  The Payment Amount will be payable to each Company Stockholder in cash and shares of restricted Buyer Common Stock as set forth in this Exhibit B.  In the case of Earnout Consideration payable in shares of restricted Buyer Common Stock, each Company Stockholder will receive a number of shares of Buyer Common Stock, rounded down to the nearest share, equal to the product of (a) the quotient of (i) the Payment Amount, divided by (ii) the average closing price of a share of Buyer Common Stock (as reported on the OTCBB) for the five (5) trading days immediately preceding the date of the applicable Milestone Notice, multiplied by (b) such Company Stockholder's Pro Rata Share.

(a)  Earnout Milestone One.  For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, if the Company produces at least $800,000 of Net Profit, Buyer shall pay to the Company Stockholders an aggregate amount of $300,000 in shares of restricted Buyer Common Stock, provided, that if for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, if the Company produces at least $1,000,000 of Net Profit, Buyer shall pay to the Company Stockholders an additional aggregate amount of $200,000 (for an aggregate of $500,000) in shares of restricted Buyer Common Stock.

(b)  Earnout Milestone Two.  For the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, if the Company produces at least $2,400,000 of Net Profits, as calculated by Buyer in good faith, Buyer shall pay to the Company Stockholders an aggregate amount of $300,000 in shares of restricted Buyer Common Stock, plus an additional $300,000, payable in cash, provided, that if for the period beginning on the first anniversary of the Closing Date and ending on second anniversary of the Closing Date, the Company produces at least $3,000,000 of Net Profits, Buyer shall pay to the Company Stockholders an additional aggregate amount of $200,000 (for an aggregate of $500,000) in shares of restricted Buyer Common Stock, plus an additional $200,000 (for an aggregate of $500,000) payable in cash.

12.19.  Calculation of Net Profits.

(a)  "Net Profit" for any period shall mean the Company's net profit for such period calculated in accordance with GAAP as historically applied by Buyer.  For each Earnout Milestone period, Buyer shall prepare a report containing an audited balance sheet of the Company and a related audited statement of income for the applicable Earnout Milestone period, prepared in accordance with GAAP consistently applied, together with a written statement setting forth the calculation of the Net Profit for the applicable Earnout Milestone period based upon such report and stating that such calculation and report was prepared in accordance with this Agreement (such annual statement of the Company is hereinafter referred to as the "Earnout Determination").  A copy of each such Earnout Determination shall be delivered to the Stockholder Representative as soon as commercially practicable and not later than ninety (90) days after the end of the Earnout Milestone period to which the Earnout Determination relates.  For purposes of determining Net Profit for any period, Buyer shall account for the results of the Company on a separate stand-alone profit center basis and without regard to the results of other businesses and operations of Buyer, provided that any effects of any purchase accounting treatment or other accounting methods or procedures that apply solely due to the Transactions shall be disregarded in the calculation of Net Profit.

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(b)  If a party does not agree that the Earnout Determination for a particular Earnout Milestone period correctly states the Net Profit for such Earnout Milestone period, such party shall promptly (but not later than thirty (30) days after the delivery of such Earnout Determination) give written notice to the other party of any objections thereto.  If no notice of objections is given within such thirty (30) day period the Earnout Determination shall be final and binding.  In the event a party provides notice of objection, the other party shall cause the Company to provide the objecting party and its representatives access to all books, records, accountants' work papers, tax returns, financial statements and other data related to the Company, that the objecting party may reasonably request.  If Buyer and Seller resolve such objections, the Earnout Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto.

(c)  If the parties are unable in good faith to negotiate a resolution within thirty (30) days after written notice of objections is delivered to by a party, the items in dispute shall be submitted to a mutually acceptable nationally recognized accounting firm (the "Independent Auditor") for final determination.  The Independent Auditor shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as Buyer and Seller may mutually agree in writing) to resolve all items in dispute.  The determination of the Independent Auditor shall be binding, final and conclusive upon all of the parties hereto, and the Earnout Determination shall be deemed adjusted in accordance with such determination.  If a party does not give written notice of any objections within thirty (30) days after the delivery of an Earnout Determination or if a party gives written notification of its acceptance of an Earnout Determination prior to the end of such thirty (30) day period, such Earnout Determination shall thereupon be binding, final and conclusive upon all the parties hereto.

(d)  The Independent Auditor also shall determine, as between Buyer and the Company, whose asserted position as to the amount of Net Profit of Company is the furthest from the determination of Net Profit by the Independent Auditor, which non-prevailing party shall pay the reasonable fees and expenses of the Independent Auditor.

(e)  In the event the Independent Auditor is for any reason unable or unwilling to perform the services required of it hereunder, Buyer and the Company agree to select another acceptable nationally recognized accounting firm to perform the services to be performed under this Section 1.2 by the Independent Auditor.  The term "Independent Auditor" shall include such other accounting firm chosen in accordance with this Section 1.2(e).  Subject to Article X, any payment to be made by Buyer pursuant to this Section 1.2 shall be made within thirty (30) days after the final determination of all disputes related to such payment in accordance with this Section.

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12.20.  Registration Rights.  If (but without any obligation to do so) the Buyer proposes to register any of its stock or other securities under the Securities Act, at any time subsequent to the first issuance of restricted Buyer Common Stock as Earnout Consideration, in connection with the public offering of such securities solely for cash (other than a registration on Form S-4, S-8 or any successor form of registration statement, the Buyer shall give the holders of Registrable Securities written notice of such registration at least twenty (20) days prior to filing such registration statement with the Securities and Exchange Commission.  Upon the written request of the any such holder given within ten (10) days after receipt of such notice by such holder of Registrable Securities, the Buyer shall cause to be registered under the Securities Act up to fifty percent (50%) of all of the Registrable Securities that each such holder has requested to be registered.  "Registrable Securities" shall mean shares of Buyer Common Stock issued or issuable as Earnout Consideration pursuant to this Agreement.

The Buyer shall direct and use its reasonable best efforts to cause the managing underwriter of a proposed underwritten offering to permit the holders of Registrable Securities requested to be included in the registration to include such Registrable Securities in the proposed offering and the Buyer shall use its reasonable best efforts to include such Registrable Securities in such proposed offering on the same terms and conditions as any similar securities of the Buyer included therein.  If the offering of which the Buyer gives notice is a public offering involving an underwriter, the right of a holder of Registrable Securities to registration pursuant to this Exhibit B shall be conditioned upon (i) such holder’s participation in such underwriting and the inclusion of the Registrable Securities to be sold by such holder in the underwriting and (ii) such holder executing an underwriting agreement entered into by the Buyer which includes customary terms and conditions relating to sales by stockholders.  Notwithstanding the foregoing, in the case of a firm commitment offering on underwriting terms appropriate for such a transaction, if any such managing underwriter of recognized standing shall advise the Buyer and such holders in writing that, in its opinion, the distribution of all or a specified portion of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Buyer would materially adversely affect the distribution of such securities by increasing the aggregate amount of the offering in excess of the maximum amount of securities which such managing underwriter believes can reasonably be sold in the contemplated distribution, then the securities to be included in a registration which is a primary underwritten offering on behalf of the Buyer shall be reduced in the following order:  (i) first, Registrable Securities and such other securities requested to be included by holders of such other securities shall be excluded pro rata and (ii) second the securities the Buyer proposes to include therein shall be excluded.

12.21.  Rule 144.  With a view to making available to the holders Registrable Securities the benefits of Securities and Exchange Commission ("SEC") Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder of Registrable Securities to sell Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Buyer shall use its reasonable best efforts to:

(a)  make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the Effective Time;

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(b)  file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Securities Exchange Act of 1934, as amended; and

(c)  furnish to any holder of Registrable Securities, so long as such holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Buyer that it has complied with the reporting requirements of SEC Rule 144; (ii) a copy of the most recent annual or quarterly report of the Buyer and such other reports and documents so filed by the Buyer; and (iii) such other information as may be reasonably requested in availing any holder Registrable Securities of any rule or regulation of the SEC that permits the selling of any such securities without registration.

BUYER CAPITAL CONTRIBUTION TERMS

Funding Commitment.  Following the Closing, Buyer shall make available cash to fund operations of the Company in the aggregate amount of up to $1,500,000, subject to and in accordance with the terms and conditions set forth herein.

12.22.  Funding Schedule; Conditions to Funding.  Subject to Section 1.3 below, Buyer shall make the following capital contributions to the Company set forth under the heading "Capital Amount" on or around the dates specified below upon achievement of each of the corresponding conditions set forth in the columns under the heading "Financial Metrics "on or prior to the applicable "Measuring Date," provided, however, that (a) such capital contributions shall be made on the basis of the operating needs of the Company in order to meet payments and obligations on an "as needed" basis and (b) any excess cash balances shall be maintained by Buyer:

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Financial Metrics
Measuring Date	Capital Amount	Monthly EBT	Cumulative EBT	Accounts Receivable	Accounts Payable	Other

Closing Date	$ 300,000	$ -	$ -
Oct. 31, 2007	--	$ -	$ -
Nov. 30, 2007	$ 250,000	$ -	$ -
(1) Cumulative EBT must be break even.

(2) Management of the Company shall have presented to Buyer a Tax Plan and such Tax Plan shall have been approved by management of Buyer in its reasonable discretion.

Dec. 31, 2007	$ -	$ -	$ -
Jan. 31, 2008	$ 250,000	$ 25,000	$ 25,000	Accounts receivable of the Company may be no more than 60 days of sales outstanding	Accounts payable of the Company may be no than 60 days outstanding.	Any payroll tax delinquency of the Company must be fully resolved and all payroll tax accruals and deposits of the Company must be current.
Feb. 29, 2008	$ -	$ 25,000	$ 50,000
Mar. 31, 2008	$ 250,000	$ 50,000	$ 100,000	Accounts receivable of the Company may be no more than 50 days of sales outstanding	Accounts payable of the Company may be no than 50 days outstanding.
Apr. 30, 2008	$ -	$ 60,000	$ 160,000
May 31, 2008	$ 250,000	$ 70,000	$ 230,000	Accounts receivable of the Company may be no more than 45 days of sales outstanding	Accounts payable of the Company may be no than 45 days outstanding.
Jun. 30, 2008	$ -	$ 80,000	$ 310,000
July 31, 2008	$ 200,000	$ 95,000	$ 405,000	Accounts receivable of the Company may be no more than 45 days of sales outstanding	Accounts payable of the Company may be no than 45 days outstanding.
Aug. 31, 2008	$ -	$ 115,000	$ 520,000
Sept. 30, 2008	$ -	$ 135,000	$ 655,000
Oct. 31, 2008	$ -	$ 160,000	$ 815,000
Nov. 30, 2008	$ -	$ 190,000	$ 1,005,000
Dec. 31, 2008	$ -	$ 225,000	$ 1,230,000

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For purposes of the foregoing:

"EBT" means earnings before taxes of the Company as calculated by Buyer in accordance with GAAP as historically applied by Buyer.

"Cumulative EBT" means the aggregate EBT for the period beginning on the Closing Date and ending on the applicable Measuring Date.

"Monthly EBT" means the aggregate EBT for the calendar month ending on the applicable Measuring Date.

"Tax Plan" means a written plan setting forth in reasonable detail the actions by which the Company intends to resolve any payroll tax delinquency of the Company.

12.23.  Conditions for Future Funding.   If Financial Metrics for any particular Measuring Date are not achieved, any additional funding requirements of Buyer with respect to such Measuring Date and any subsequent Measuring Date shall be made at the sole and absolute discretion of Buyer's management upon consultation with management of the Company.

12.24.  For purposes of determining EBT. Buyer shall account for the results of the Company on a separate stand-alone profit center basis and without regard to the results of other businesses and operations of Buyer, provided that any effects of any purchase accounting treatment required with respect to the Transactions shall be disregarded in the calculation of EBT.

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Exhibit C

Stafford Employment Agreement

13